Exhibit 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                       (512) 433-5210
FORESTAR COMPLETES SALE OF 20,000 ACRES
OF HBU TIMBERLAND FOR $39.5 MILLION
          AUSTIN, TEXAS, August 4, 2009—Forestar Group Inc. (NYSE: FOR) today announced that it completed its previously announced sale of about 20,000 acres of HBU timberland in Georgia for approximately $39.5 million to St. Regis Paper Company, LLC, assignee of Holland M. Ware. The company intends to use proceeds from this sale to reduce debt in accordance with its strategic initiatives announced on February 11, 2009.
          “This sale represents another significant step in executing our strategic initiatives, despite difficult market conditions. Since the announcement of our strategic initiatives, we have sold approximately 95,000 acres of timberland in Georgia and Alabama for almost $160 million. Proceeds from these sales will be used to reduce debt, which will strengthen our balance sheet. We firmly believe these strategic initiatives will enhance shareholder value,” said Jim DeCosmo, president and chief executive officer.
          Goldman, Sachs & Co. served as financial advisor and Sutherland Asbill & Brennan LLP served as legal advisor to Forestar in connection with the transaction.
About Forestar Group
          Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures over 260,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 24 real estate projects representing 33,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of over 29,700 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 622,000 net acres of oil and gas mineral interests. The fiber resources segment sells wood fiber from its land primarily located in Georgia, and leases land for recreational uses. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.38 million acres in Texas, Louisiana, Georgia and Alabama. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; changes in federal energy policies; demand for oil and gas; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release.